Civeo Reports Third Quarter 2026 Results
Highlights:
•Reported revenues of $193.1 million, net income of $5.2 million and Adjusted EBITDA of $30.1 million;
•Consolidated revenues increased 13% year-over-year, driven by higher occupancy and integrated services growth in Canada and the strengthening of the Australian dollar;
•Canadian revenues increased 38% and Adjusted EBITDA increased 47% year-over-year, driven primarily by higher occupancy at the Company’s oil sands lodges, reflecting stronger-than-expected turnaround activity;
•Generated operating cash flow of $26.4 million in the third quarter and $28.3 million year-to-date, an increase of $25.2 million over the first nine months of 2025, driven by higher Adjusted EBITDA, including a full nine months of contribution from the Australian villages acquired in May 2025, as well as lower cash taxes in Australia and favorable working capital timing;
•Since the end of the second quarter of 2026, secured contracts with a diverse set of customers for the deployment of approximately 700 mobile fleet rooms across Canada;
•Recognized by Restaurant & Catering Australia in its Best Industrial Caterer category, winning the state awards in Western Australia, Queensland and South Australia and sweeping the top three places nationally; and
•Raised full year 2026 revenue and Adjusted EBITDA guidance to $710 million to $720 million and $89 million to $92 million, respectively, and increased capital expenditure guidance to $30 million to $35 million to prepare Canadian assets for contracted deployments.

HOUSTON, October 29, 2026 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the third quarter ended September 30, 2026.
Bradley J. Dodson, Civeo's President and Chief Executive Officer, said, “We delivered a strong third quarter with 13% year-over-year revenue growth and a 5% increase in Adjusted EBITDA, while third quarter operating cash flow nearly doubled to $26.4 million. In Canada, revenues increased 38%, driven by stronger-than-expected turnaround activity at our oil sands lodges and our new integrated services contract in Ontario, and higher occupancy drove a 47% increase in Adjusted EBITDA. In Australia, contractual rate increases and increased shutdown activity in our integrated services business helped offset lower owned-village occupancy in the Bowen Basin, while the stronger Australian dollar contributed to year-over-year revenue growth.”

Mr. Dodson continued, “Our North American business continues to gain traction. Buoyed by stabilizing oil sands occupancy, continued integrated services growth, and recent contractual wins encompassing approximately 700 mobile fleet rooms in Canada, we now expect Canadian revenue, in local currency, to increase approximately 30% year-over-year in the back half of 2026. This is an improvement from the prior quarter’s guidance of 20% year-over-year growth over the same time period. Beyond the oil sands, our pipeline of North American infrastructure opportunities, including LNG, Canadian energy infrastructure, and power and data center development, remains robust. In summary, we continue to see increasing room demand across a diverse set of end markets, which should continue to support stronger utilization, pricing and ultimately returns.”

Mr. Dodson concluded, “Reflecting our year-to-date performance, we are raising our full year 2026 revenue and Adjusted EBITDA guidance. In Canada, some turnaround activity we had expected to extend into the fourth quarter was instead completed in the third quarter. In Australia, owned-village occupancy remains solid, though softer than healthy commodity prices would typically support, as elevated diesel costs and broader inflationary pressures keep producers focused on cost discipline. We expect these dynamics to persist through year-end. With enhanced financial flexibility and a growing pipeline of North American infrastructure opportunities, we see a clear path to long-term growth and value creation, which we intend to pursue deliberately, remaining focused on safe, efficient operations and cost discipline while committing capital only where we believe the returns justify the investment.”

Third Quarter 2026 Results
In the third quarter of 2026, Civeo generated revenues of $193.1 million and reported net income of $5.2 million, or $0.50 per diluted share. During the third quarter of 2026, Civeo produced operating cash flow of $26.4 million and Adjusted EBITDA of $30.1 million. See footnote (1) to the Non-GAAP Reconciliations table contained herein for the Company’s updated definition of Adjusted EBITDA.

By comparison, in the third quarter of 2025, Civeo generated revenues of $170.5 million and reported a net loss of $0.5 million, or $0.04 per diluted share. During the third quarter of 2025, Civeo generated operating cash flow of $13.8 million and Adjusted EBITDA of $28.6 million.

The year-over-year increase in Adjusted EBITDA was primarily driven by higher occupancy at the Company’s Canadian oil sands lodges, reflecting stronger-than-expected turnaround activity, the majority of which occurred in the third quarter, and the favorable impact of a stronger Australian dollar. These benefits were partially offset by lower owned-village occupancy in Australia’s Bowen Basin, as elevated diesel costs and broader inflationary pressures kept producers focused on cost discipline.
Business Segment Results
Australia
During the third quarter of 2026, the Australian segment generated revenues of $129.5 million, operating income of $14.8 million and Adjusted EBITDA of $23.2 million, compared to revenues of $124.5 million, operating income of $15.3 million and Adjusted EBITDA of $25.0 million in the third quarter of 2025. Results for the third quarter of 2026 include the impact of a strengthened Australian dollar relative to the U.S. dollar, which positively impacted revenues and Adjusted EBITDA by $9.6 million and $1.7 million, respectively.

The Australian segment reported a 4% increase in revenues and a 7% decrease in Adjusted EBITDA. The year-over-year increase in revenues was primarily driven by the strengthening of the Australian dollar, contractual rate increases across integrated services contracts and increased shutdown activity, partially offset by lower owned-village occupancy in the Bowen Basin. The decrease in Adjusted EBITDA primarily reflected lower occupancy in the Company’s higher-margin owned villages.

The Company’s Australian operations were also recently recognized by Restaurant & Catering Australia in its Best Industrial Caterer category, winning the state awards in Western Australia, Queensland and South Australia and sweeping the top three places nationally.

Canada
During the third quarter of 2026, the Canadian segment generated revenues of $63.6 million, operating income of $3.8 million and Adjusted EBITDA of $11.1 million, compared to revenues of $46.0 million, an operating loss of $2.8 million and Adjusted EBITDA of $7.6 million in the third quarter of 2025.

The Canadian segment reported a 38% increase in revenues driven by higher occupancy at the Company’s oil sands lodges, reflecting stronger-than-expected turnaround activity, and the new integrated services contract in Ontario. Adjusted EBITDA increased 47%, primarily reflecting higher occupancy.

Financial Condition and Capital Allocation
As of September 30, 2026, Civeo had $126.9 million of availability under its revolving credit facility. Civeo's total debt at September 30, 2026 was $217.5 million, an $8.9 million increase from June 30, 2026. Civeo's net debt at September 30, 2026 was $196.0 million, a $5.1 million increase since June 30, 2026, primarily attributable to the share repurchase completed concurrent with the convertible notes offering, partially offset by cash generated from operations, bringing Civeo's reported total net leverage ratio to 2.1x as of September 30, 2026.

During the third quarter of 2026, Civeo invested $5.4 million in capital expenditures compared to $5.6 million invested during the third quarter of 2025. Capital expenditures in both periods were primarily related to maintenance spending on the Company’s lodges and villages.

In July 2026, the Company issued $115.0 million aggregate principal amount of 4.50% convertible senior notes due 2031, including the full exercise of the initial purchasers' option to purchase an additional $15.0 million of notes. The notes bear interest at a fixed rate of 4.50% per annum, mature on August 1, 2031, and have an initial conversion price of approximately $40.51 per share, representing a 20% premium to the closing price of Civeo's common shares on July 1, 2026. Concurrent with the offering, Civeo repurchased 660,297 of its common shares for approximately $22.3 million, completing the 20% share repurchase authorization approved by the Board of Directors in April 2025 and bringing the Company’s additional 10% authorization to approximately 50% complete as of September 30, 2026. The Company used the remaining net proceeds from the offering to repay borrowings under its revolving credit facility.

Full Year 2026 Guidance
For the full year of 2026, Civeo is raising its revenue and Adjusted EBITDA guidance to $710 million to $720 million and $89 million to $92 million, respectively, from its prior ranges of $675 million to $700 million and $85 million to $90 million.

The Company is increasing its full year 2026 capital expenditure guidance range to $30 million to $35 million, from its prior range of $25 million to $30 million. The increase in expected capital expenditures for 2026 is related to preparing Canadian assets for deployment.

Conference Call
Civeo will host a conference call to discuss its third quarter 2026 financial results tomorrow at 8:30 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and asking for the Civeo call or using the conference ID 13763564#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13763564#.

About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Australian natural resource regions and the Canadian oil sands. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently owns and operates a total of 26 lodges and villages in Australia and North America with an aggregate of approximately 26,300 rooms. In addition, Civeo operates and provides hospitality services at 22 customer-owned locations with approximately 18,300 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding Civeo’s future plans and outlook, strategic priorities, guidance, current trends, expectations with respect to Adjusted EBITDA, capital expenditures, future revenues, share repurchases, free cash flow generation, cost reductions, integration of the Australian asset acquisition, future infrastructure-related opportunities and liquidity needs, are based on then-current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of coal, iron ore, oil, natural gas and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with inflation and volatility in the banking sector, risks associated with the company’s ability to integrate any future acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, geopolitical events, inflation, global weather conditions, natural disasters, including wildfires, global health concerns, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
EBITDA, Adjusted EBITDA, net debt, bank-adjusted EBITDA and total net leverage ratio are non-GAAP financial measures. See “Non-GAAP Reconciliation” below for definitions and additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the
Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Revenues	$193,101	$170,491	$545,785	$477,229

Costs and expenses:
Cost of sales and services	146,814	126,704	417,931	362,850
Selling, general and administrative expenses	18,604	18,107	59,078	56,762
Depreciation and amortization expense	15,714	20,012	49,349	54,092
Other operating income	(1,331)	(1,298)	(2,088)	(725)
	179,801	163,525	524,270	472,979
Operating income	13,300	6,966	21,515	4,250

Interest expense	(4,414)	(3,422)	(12,432)	(7,740)
Interest income	182	28	272	129
Other income (expense)	(6)	10	53	476
Income (loss) before income taxes	9,062	3,582	9,408	(2,885)
Income tax expense	(3,879)	(4,038)	(10,545)	(10,732)
Net income (loss)	5,183	(456)	(1,137)	(13,617)
Less: Net income (loss) attributable to noncontrolling interest	4	(1)	13	(6)
Net income (loss) attributable to Civeo Corporation	$5,179	$(455)	$(1,150)	$(13,611)

Net income (loss) per share attributable to Civeo Corporation common shareholders:
Basic	$0.50	$(0.04)	$(0.11)	$(1.04)
Diluted	$0.50	$(0.04)	$(0.11)	$(1.04)

Weighted average number of common shares outstanding:
Basic	10,357	12,395	10,800	13,053
Diluted	10,379	12,395	10,800	13,053

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2026	December 31, 2025
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$24,282	$14,439
Accounts receivable, net	122,886	90,470
Inventories	6,927	6,218
Assets held for sale	1,607	—
Prepaid expenses and other current assets	23,510	20,086
Total current assets	179,212	131,213

Property, plant and equipment, net	214,578	244,517
Goodwill, net	7,890	7,541
Other intangible assets, net	64,499	70,410
Operating lease right-of-use assets	15,381	14,485
Other noncurrent assets	12,063	9,245
Total assets	$493,623	$477,411

Current liabilities:
Accounts payable	$55,395	$44,282
Accrued liabilities	36,640	30,837
Income taxes payable	59	153
Deferred revenue	5,309	2,903
Other current liabilities	7,242	6,761
Total current liabilities	104,645	84,936

Long-term debt	212,978	182,842
Deferred income taxes	851	3,318
Operating lease liabilities	12,024	11,142
Other noncurrent liabilities	18,882	20,789
Total liabilities	349,380	303,027

Shareholders' equity:
Common shares	—	—
Additional paid-in capital	1,636,317	1,634,883
Accumulated deficit	(1,097,439)	(1,058,911)
Treasury stock	(11,112)	(10,775)
Accumulated other comprehensive loss	(383,523)	(390,813)
Total Civeo Corporation shareholders' equity	144,243	174,384
Noncontrolling interest	—	—
Total shareholders' equity	144,243	174,384
Total liabilities and shareholders' equity	$493,623	$477,411

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2026	2025

Cash flows from operating activities:
Net loss	$(1,137)	$(13,617)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	49,349	54,092
Deferred income tax benefit	(2,642)	(3,349)
Non-cash compensation charge	1,434	2,260
Gains on disposals of assets	(1,736)	(1,343)
Provision for credit losses, net of recoveries	737	175
Other, net	2,335	1,214
Changes in operating assets and liabilities:
Accounts receivable	(31,711)	(11,411)
Inventories	(599)	2,041
Accounts payable and accrued liabilities	17,204	(824)
Taxes payable	2,613	(13,905)
Other current and noncurrent assets and liabilities, net	(7,530)	(12,261)
Net cash flows provided by operating activities	28,317	3,072

Cash flows from investing activities:
Capital expenditures	(13,241)	(15,380)
Acquisitions and related payments	—	(72,002)
Proceeds from dispositions of property, plant and equipment	2,626	1,433
Other, net	—	—
Net cash flows used in investing activities	(10,615)	(85,949)

Cash flows from financing activities:
Convertible note borrowings	115,000	—
Revolving credit borrowings (repayments), net	(77,391)	140,797
Debt issuance costs	(8,211)	(423)
Dividends paid	—	(3,437)
Repurchases of common shares	(36,645)	(48,684)
Taxes paid on vested shares	(337)	(645)
Net cash flows provided by (used in) financing activities	(7,584)	87,608

Effect of exchange rate changes on cash	(275)	2,068
Net change in cash and cash equivalents	9,843	6,799

Cash and cash equivalents, beginning of period	14,439	5,204
Cash and cash equivalents, end of period	$24,282	$12,003

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues
Australia	$129,516	$124,460	$377,980	$340,778
Canada	63,585	46,031	167,805	136,451
Other	—	—	—	—
Total revenues	$193,101	$170,491	$545,785	$477,229

EBITDA (1)
Australia	$23,176	$25,275	$67,512	$66,485
Canada	11,076	7,230	20,630	11,796
Corporate, other and eliminations	(5,248)	(5,516)	(17,238)	(19,457)
Total EBITDA	$29,004	$26,989	$70,904	$58,824

Adjusted EBITDA (1)
Australia	$23,201	$25,042	$67,026	$66,280
Canada	11,110	7,581	22,249	13,665
Corporate, other and eliminations	(4,254)	(4,013)	(13,314)	(13,179)
Total adjusted EBITDA	$30,057	$28,610	$75,961	$66,766

Operating income (loss)
Australia	$14,760	$15,349	$41,076	$39,719
Canada	3,798	(2,827)	(2,260)	(15,913)
Corporate, other and eliminations	(5,258)	(5,556)	(17,301)	(19,556)
Total operating income (loss)	$13,300	$6,966	$21,515	$4,250

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Supplemental Operating Data - Australian Segment
Revenues
Accommodation and associated services revenue (1)	$56,463	$58,405	$169,642	$157,910
Integrated services and other services revenue (3)	73,053	66,055	208,338	182,868
Total Australian revenues	$129,516	$124,460	$377,980	$340,778

Costs
Accommodation and associated services cost	$28,401	$27,779	$85,391	$76,740
Integrated services and other services cost	65,101	59,469	186,646	163,283
Indirect other cost	4,093	3,776	12,140	10,198
Total Australian cost of sales and services	$97,595	$91,024	$284,177	$250,221

Average daily rates (4)	$84	$77	$84	$76

Billed rooms (5)	668,855	762,974	2,018,863	2,079,116

Australian dollar to U.S. dollar	$0.707	$0.654	$0.704	$0.641

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation and associated services revenue (1)	$50,599	$38,684	$137,815	$114,710
Mobile facility rental and associated services revenue (2)	1,195	393	2,600	1,046
Integrated services and other services revenue (3)	11,791	6,954	27,390	20,695
Total Canadian revenues	$63,585	$46,031	$167,805	$136,451

Costs
Accommodation and associated services cost	$34,338	$27,107	$97,878	$86,590
Mobile facility rental and associated services cost	1,063	36	2,090	171
Integrated services and other services cost	11,889	6,547	27,544	19,257
Indirect other cost	1,891	1,970	5,954	6,324
Total Canadian cost of sales and services	$49,181	$35,660	$133,466	$112,342

Average daily rates (4)	$97	$100	$97	$96

Billed rooms (5)	516,317	382,660	1,407,927	1,191,327

Canadian dollar to U.S. dollar	$0.715	$0.726	$0.722	$0.715

(1)Includes revenues related to village and lodge rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile assets for the periods presented.
(3)Includes revenues related to food service and other services, including laundry, facilities management and water and wastewater treatment services, for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue in our owned villages and lodges.
(5)Billed rooms represents total billed days for owned assets for the periods presented.

CIVEO CORPORATION
SUPPLEMENTAL OPERATIONS BY SERVICE TYPE BY REGION DATA

(U.S. dollars in thousands)
(unaudited)

The following table sets forth certain supplemental data for our Australia and Canada segment revenues attributable to the asset-light (“Catering and Facility Management”) portion of the Company’s business and the asset-intensive (“Accommodations and Infrastructure”) portion of the Company’s business. We provide Catering and Facility Management services to both customer-owned assets and Company-owned villages and lodges. When we provide Catering and Facility Management services to customer-owned assets, it is reflected in “Food and other services” in our Supplemental Quarterly Segment and Operating Data. However, when we provide those same services to customers at our owned villages and lodges, it is reflected in “Accommodation and other services”, which also includes the Accommodations and Infrastructure component of our owned villages and lodges. This is because we bill our customers in one combined rate for both Accommodations and Infrastructure services and Catering and Facility Management services at Company-owned villages and lodges.

The purpose of the disclosure below is to disaggregate the embedded Catering and Facility Management revenues from the “Accommodation and other services” revenues associated with our owned villages and lodges that are included in our Supplemental Quarterly Segment and Operating Data. To do so, we apply a margin that is equal to Civeo’s margin in similar services we provide to customer-owned assets to the cost of sales that are associated with Catering and Facility Management services within “Accommodation and other services” for our owned villages and lodges. This table provides investors a supplemental view of the services provided by the Company which could assist with their valuation analysis.

	Three months ended September 30, 2026				Three months ended September 30, 2025
	Australia	Canada	Other	Total	Australia	Canada	Other	Total
Revenues
Asset Light: Catering and Facility Management	$97,194	$37,353	$—	$134,547	$90,117	$27,497	$—	$117,614
Asset Intensive: Accommodations and Infrastructure	32,322	26,232	—	58,554	34,343	18,534	—	52,877
Total revenues	$129,516	$63,585	$—	$193,101	$124,460	$46,031	$—	$170,491

	Nine months ended September 30, 2026				Nine months ended September 30, 2025
	Australia	Canada	Other	Total	Australia	Canada	Other	Total
Revenues
Asset Light: Catering and Facility Management	$280,968	$99,321	$—	$380,289	$249,409	$83,098	$—	$332,507
Asset Intensive: Accommodations and Infrastructure	97,012	68,484	—	165,496	91,369	53,353	—	144,722
Total revenues	$377,980	$167,805	$—	$545,785	$340,778	$136,451	$—	$477,229

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2026	2025	2026	2025	2026

EBITDA (1)	$29,004	$26,989	$70,904	$58,824	$89,501
Adjusted EBITDA (1)	$30,057	$28,610	$75,961	$66,766	$97,796
Total Net Leverage Ratio (2)					2.1x

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. Beginning with the third quarter of
2026, Civeo revised its definition of Adjusted EBITDA to exclude foreign currency (gains) losses, net. Following the issuance of the Company’s convertible senior notes in July 2026, foreign currency (gains) losses may introduce increased variability into the Company’s reported results that does not reflect its underlying operating performance. Management believes that excluding this item provides investors with a clearer understanding of the Company’s underlying operating performance and enhances comparability between periods. Prior periods presented have been revised to conform to the current presentation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2026	2025	2026	2025	2026

Net income (loss) attributable to Civeo Corporation	$5,179	$(455)	$(1,150)	$(13,611)	$(7,610)
Income tax expense	3,879	4,038	10,545	10,732	13,433
Depreciation and amortization	15,714	20,012	49,349	54,092	67,875
Interest income	(182)	(28)	(272)	(129)	(307)
Interest expense	4,414	3,422	12,432	7,740	16,110
EBITDA	$29,004	$26,989	$70,904	$58,824	$89,501
Adjustments to EBITDA
Resolution of a sales and occupancy tax matter (a)	—	—	1,500	—	1,500
Cost saving initiatives (b)	414	221	2,004	1,659	2,530
Share-based compensation (c)	584	1,063	1,434	2,263	2,231
Foreign currency (gains) losses, net (d)	55	(226)	(351)	267	(194)
Shareholder activist costs	—	563	470	3,753	2,228
Adjusted EBITDA	$30,057	$28,610	$75,961	$66,766	$97,796

(a)Represents the non-recurring settlement of a sales and occupancy tax matter related to our former U.S. business, which was sold in 2023.

(b)Represents implementation costs (primarily severance costs and real estate expense rationalization) incurred as part of cost savings initiatives.

(c)Represents share-based compensation expense associated with performance share awards, restricted share awards, restricted share units and deferred share awards.

(d)Represents foreign currency (gains) losses, net, recognized in the Company’s results of operations.

(2)The term total net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA. Net debt, bank-adjusted EBITDA and total net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and total net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and total net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a total net leverage ratio below 3.5x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and total net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

As of September 30,
2026

Total Net Leverage Ratio
Total debt (including finance lease obligations)	$220,289
Less: Cash and cash equivalents	24,282
Net debt	$196,007

Adjusted EBITDA for the twelve months ended September 30, 2026 (a)	$97,796
Adjustments to Adjusted EBITDA
Interest income	307
Costs related to strategically positioning assets around growth opportunities	460
Foreign currency (gains) losses, net (b)	194
Resolution of a sales and occupancy tax matter (b)	(1,500)
Cost saving initiatives (b)	(2,530)
Shareholder activist costs (b)	(2,228)
Bank-adjusted EBITDA	$92,499

Total net leverage ratio (c)	2.1x

(a) See footnote 1 above for reconciliation of Adjusted EBITDA to net loss attributable to Civeo Corporation.
(b) Adjustments to EBITDA not allowed to be adjusted by our credit facility.
(c) Calculated as net debt divided by bank-adjusted EBITDA.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2026

EBITDA Range (1)	$83.4	$86.4
Adjusted EBITDA Range (1)	$89.0	$92.0

(1)The following table sets forth a reconciliation of estimated EBITDA and Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2026
	(estimated)

Net loss	$(9.7)	$(7.7)
Income tax expense	13.0	14.0
Depreciation and amortization	64.0	64.0
Interest expense	16.0	16.0
EBITDA	$83.4	$86.4

Adjustments to EBITDA
Shareholder activist costs	0.5	0.5
Cost saving initiatives	2.0	2.0
Resolution of a sales and occupancy tax matter	1.5	1.5
Foreign currency (gains) losses, net	(0.4)	(0.4)
Share-based compensation	2.0	2.0
Adjusted EBITDA	$89.0	$92.0

CONTACTS:

Regan Nielsen
Civeo Corporation
Vice President, Corporate Development & Investor Relations
713-510-2400